Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

IRIDIUM COMMUNICATIONS INC.

Iridium Communications Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST: The name of the Corporation is Iridium Communications Inc.

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware was November 2, 2007 under the name “GHL Acquisition Corp.”

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its certificate of incorporation, as restated and amended to date, as follows:

Article Ten shall be amended and restated in its entirety to read as follows:

ARTICLE TEN

The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three and not more than 13 directors. The number of directors constituting the entire Board of Directors shall be determined from time to time by resolution of the Board of Directors; provided that no change in the number of directors shall serve to shorten the term of office of any incumbent director.

FOURTH: Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Iridium Communications Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer and attested to by its Secretary this twelfth day of May, 2015.

IRIDIUM COMMUNICATIONS INC.

By:	/s/ Matthew J. Desch
Matthew J. Desch
Chief Executive Officer

ATTEST:

/s/ Thomas D. Hickey
Thomas D. Hickey
Secretary